Exhibit 99.1

DIGIMARC CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Digimarc Corporation:

We have audited the accompanying consolidated balance sheets of Digimarc Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digimarc Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to consolidated financial statements, the Company has adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 during 2007.

/s/ Grant Thornton LLP

Portland, Oregon

February 29, 2008

DIGIMARC CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$19,582	$23,135
Restricted cash	205	378
Short-term investments	3,568	—
Trade accounts receivable, net	18,498	14,403
Inventory, net	7,316	6,600
Other current assets	2,628	2,273
Total current assets	51,797	46,789
Restricted cash	9,358	9,560
Property and equipment, net	66,277	61,898
Intangible assets, net	13,462	15,374
Other assets, net	1,129	1,010
Total assets	$142,023	$134,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,092	$5,708
Accrued payroll and related costs	1,952	3,894
Deferred revenue	6,239	5,050
Other current liabilities	1,955	2,258
Total current liabilities	16,238	16,910
Long-term deferred revenue, net of current portion	7,007	5,345
Other long-term liabilities	1,455	885
Total liabilities	24,700	23,140
Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2007 and 2006; issued and outstanding 21,838,375 and 21,191,918 shares at December 31, 2007 and 2006, respectively	22	22
Additional paid-in capital	217,341	211,209
Accumulated deficit	(100,040)	(99,740)
Total stockholders’ equity	117,323	111,491
Total liabilities and stockholders’ equity	$142,023	$134,631

See accompanying notes to consolidated financial statements

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenue:
Service	$89,623	$85,681	$84,691
Product and subscription	20,141	18,566	16,362
Total revenue	109,764	104,247	101,053
Cost of revenue:
Service	59,941	60,817	61,465
Product and subscription	8,087	7,952	6,707
Total cost of revenue	68,028	68,769	68,172
Gross profit	41,736	35,478	32,881
Operating expenses:
Sales and marketing	16,615	16,355	15,777
Research, development and engineering	7,323	10,269	13,131
General and administrative	15,609	17,484	21,524
Amortization of intangibles	1,992	2,171	4,035
Intellectual property	1,836	1,774	2,014
Restructuring charges	—	547	—
Total operating expenses	43,375	48,600	56,481
Operating income (loss)	(1,639)	(13,122)	(23,600)
Other income (expense), net	1,705	1,587	851
Income (loss) before provision for income taxes	66	(11,535)	(22,749)
Provision for income taxes	(511)	(205)	(348)
Net income (loss)	$(445)	$(11,740)	$(23,097)
Net income (loss) per share—basic	$(0.02)	$(0.57)	$(1.13)
Net income (loss) per share—diluted	$(0.02)	$(0.57)	$(1.13)
Weighted average shares outstanding—basic	20,982	20,649	20,485
Weighted average shares outstanding—diluted	20,982	20,649	20,485

See accompanying notes to consolidated financial statements

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common stock		Additional paid-in capital	Deferred stock compensation	Accumulated Deficit	Total stockholders’ equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2004	20,453,429	$21	$207,126	$—	$(64,903)	$142,244
Exercise of stock options	22,795	—	70	—	—	70
Issuance of employee stock purchase plan shares	82,254	—	378	—	—	378
Issuance of restricted common stock	270,000	—	2,025	(2,025)	—	—
Purchase and retirement of common stock	(19,484)	—	(115)	—	—	(115)
Stock-based compensation expense	—	—	—	506	—	506
Foreign currency translation loss	—	—	(10)	—	—	(10)
Net loss	—	—	—	—	(23,097)	(23,097)
BALANCE AT DECEMBER 31, 2005	20,808,994	21	209,474	(1,519)	(88,000)	119,976
Initial adjustment to adopt SFAS 123R (Notes 5 and 11)	—	—	(1,519)	1,519	—	—
Exercise of stock options	44,584	1	201	—	—	202
Issuance of employee stock purchase plan shares	52,957	—	248	—	—	248
Issuance of restricted common stock	312,365	—	—	—	—	—
Purchase and retirement of common stock	(26,982)	—	(208)	—	—	(208)
Stock-based compensation expense	—	—	3,013	—	—	3,013
Net loss	—	—	—	—	(11,740)	(11,740)
BALANCE AT DECEMBER 31, 2006	21,191,918	22	211,209	—	(99,740)	111,491
Initial adjustment to adopt FIN 48 (Note 14)	—	—	—	—	145	145
Exercise of stock options	325,709	—	1,624	—	—	1,624
Issuance of employee stock purchase plan shares	119,143	—	920	—	—	920
Issuance of restricted common stock	309,490	—	—	—	—	—
Purchase and retirement of common stock	(107,885)	—	(357)	—	—	(357)
Stock-based compensation expense	—	—	3,945	—	—	3,945
Net loss	—	—	—	—	(445)	(445)
BALANCE AT DECEMBER 31, 2007	21,838,375	$22	$217,341	$—	$(100,040)	$117,323

See accompanying notes to consolidated financial statements

DIGIMARC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(445)	$(11,740)	$(23,097)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	14,327	13,320	15,665
Amortization of intangibles	1,992	2,171	4,035
Stock-based compensation expense	3,945	3,013	506
Increase (decrease) in allowance for doubtful accounts	1	(155)	25
Other non-cash charges	221	(403)	(64)
Changes in operating assets and liabilities:
Restricted cash	375	(2,659)	1,000
Trade and unbilled accounts receivable, net	(4,136)	1,449	(1,048)
Inventory, net	(716)	851	1,407
Other current assets	(355)	555	(1,049)
Other assets, net	(119)	(1)	(6)
Accounts payable	384	(1,014)	(4,702)
Accrued payroll and related costs	(1,942)	163	1,570
Deferred revenue	2,851	3,586	1,955
Other liabilities	(50)	182	606
Net cash provided by (used in) operating activities	16,333	9,318	(3,197)
Cash flows from investing activities:
Purchase of property and equipment, including capitalized labor costs and intangibles	(17,749)	(10,506)	(15,507)
Sale or maturity of short-term investments	150,775	136,946	180,568
Purchase of short-term investments	(154,343)	(136,207)	(156,239)
Net cash provided by (used in) investing activities	(21,317)	(9,767)	8,822
Cash flows from financing activities:
Issuance of common stock	2,544	450	448
Purchase of common stock	(357)	(208)	(115)
Principal payments under capital lease obligations	(756)	(622)	(483)
Net cash provided by (used in) financing activities	1,431	(380)	(150)
Net increase (decrease) in cash and cash equivalents	(3,553)	(829)	5,475
Cash and cash equivalents at beginning of year	23,135	23,964	18,489
Cash and cash equivalents at end of year	$19,582	$23,135	$23,964
Supplemental disclosure of cash flow information:
Cash paid for interest	$135	$93	$203
Cash paid for income taxes	$514	$179	$139
Summary of non-cash investing and financing activities:
Equipment acquired or exchanged under capital lease obligations	$1,276	$582	$274

See accompanying notes to consolidated financial statements

DIGIMARC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(1) Description of Business and Summary of Significant Accounting Policies

Description of Business

Digimarc Corporation (“Digimarc” or “the Company”) is a supplier of secure identity solutions and advanced technologies for use in media identification and management. The Company’s solutions enable governments and businesses around the world to deter counterfeiting and piracy, enhance traffic safety and national security, combat identity theft and fraud, facilitate the effectiveness of voter identification programs, improve the management of media content, and support new digital media distribution models that provide consumers with more choice and access to media content.

Principles of Consolidation

The consolidated financial statements include the accounts of Digimarc and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Reclassifications

Certain amounts in the 2006 and 2005 consolidated financial statements and notes thereon have been reclassified to conform to current year presentation. These reclassifications had no material effect on the results of operations or financial position for any year presented.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. requires Digimarc to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include revenue recognition on long-term service contracts, impairments and estimation of useful lives of long-lived assets, inventory valuation, reserves for uncollectible accounts receivable, valuation allowance for deferred tax assets, contingencies and litigation and stock-based compensation. Digimarc bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Starting January 1, 2006, we changed our policy for depreciating fixed assets that were specifically used to provide services under long-term contracts to the shorter of the original contract term plus 2.75 years or estimated useful life. Through December 31, 2005, we depreciated these assets over the shorter of the original contract term or estimated useful life. This change in estimate was supported by an analysis we completed during the first quarter of 2006 which showed that historically 95% of contracts were extended beyond the original contract term, that the average contract had at least two contract extensions during its life and that these extensions added on an average 2.75 years to the length of the contracts’ original terms.

Since contract-specific program assets are tracked on a contract basis, the finding that contracts are routinely extended beyond the original term and that these extensions are not generally accompanied by significant incremental capital investment indicates that the useful life of contract-related assets is generally longer than the original term of the contract. Given these findings, we concluded that it was appropriate to change the estimated useful lives of these assets for purposes of depreciation. In addition, the change in useful lives achieves a better matching of the utility of these assets with the resulting revenues. For the year ended December 31, 2007, we performed an updated analysis on contract specific assets which resulted in no change to our previous conclusions. We will continue to analyze the useful lives of contract specific assets in future periods.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less at the date of acquisition to be cash equivalents. Cash equivalents include money market funds, certificates of deposit, commercial paper, and investments in government bonds totaling $15,932 and $18,505 at December 31, 2007 and 2006, respectively. Cash equivalents are carried at cost or amortized cost, which approximates market.

Restricted Cash

Restricted cash of $9,563 and $9,938 at December 31, 2007 and 2006, respectively, consists of cash and cash equivalents that are primarily held as a guarantee for certain performance bond obligations that the Company is obligated to maintain in connection with some of its long-term contracts relating to the secure ID systems business. The Company supports the performance bonds with letters of credit, which may or may not require restricted cash as security. The letters of credit must be renewed annually if they continue to be required by the issuers of the performance bonds. The Company’s banks have informed the Company that letters of credit will continue to require restricted cash until the Company returns to profitability for one year. Restricted cash is classified as either a current and/or a non-current asset depending on the timing of performance bond releases.

Investments

The Company considers all investments with original maturities over 90 days that mature in less than one year to be short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Short-term investments include federal agency notes, company notes, and commercial paper. The Company’s marketable securities are generally classified as held-to-maturity as of the balance sheet date and are reported at amortized cost, which approximates market. The book value of these investments approximates fair market value and, accordingly, no amounts have been recorded to other comprehensive income.

A decline in the market value of any security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. There have been no other-than-temporary impairments identified or recorded by the Company.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the effective-interest method. Dividend and interest income are recognized when earned.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, accounts payable and accrued payroll approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases approximate fair value as the stated interest rates approximate current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Concentrations of Business and Credit Risk

A significant portion of the Company’s business depends on a limited number of large public sector contracts, typically departments of motor vehicles for various states within the United States. Government contracts are generally subject to termination for convenience or lack of appropriation at the determination of the subject agency.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, investments, and trade and unbilled accounts receivable. The Company places its cash and cash equivalents with major banks and financial institutions and at times deposits may exceed insured limits. The Company’s investment policy limits its credit exposure to any one financial institution or type of financial instrument by limiting the maximum of 5% or $1,000, whichever is greater, to be invested in any one issuer except for the U.S. Government and U. S. federal agencies, which have no limits, at the time of purchase. As a result, the credit risk associated with cash and investments is minimal.

The Company is dependent on a limited number of third parties to produce systems or components necessary for the Company to produce some of its products. While the Company strives to have alternative suppliers provide it with many of its products, a loss of one or more of such suppliers could have a material adverse effect on the Company’s ability to perform effectively, if at all, for some of its long-term contracts.

Pre-contract Costs

Costs related to pre-contract activity are expensed as incurred in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-5, Reporting on the Costs of Start-Up Activities. The Company begins capitalizing costs when it receives notification that a contract will be awarded.

Software Development Costs

Under Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are to be capitalized beginning when a product’s technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of the Company’s products has occurred shortly before general release and, therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense.

Internal use software development costs are accounted for in accordance with AICPA SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three to five years. Costs incurred in the post-implementation stage are expensed as incurred. Internal use software development projects that have been capitalized to date relate to card manufacturing and control systems software.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Research and Development

Research and development costs are expensed as incurred as defined in SFAS No. 2, Accounting for Research and Development Costs. The Company accounts for amounts received under its funded research and development arrangements in accordance with the provisions of SFAS No. 68, Research and Development Arrangements. Under the terms of the arrangements, the Company is not obligated to repay any of the amounts provided by the funding parties. As a result, the Company recognizes revenue as the services are performed.

Revenue Recognition

The Company’s revenue is comprised of service revenue from its government-issued credentials systems and related maintenance, installation and system integration services as well as product and subscription revenue which includes hardware and software sales, royalties and revenues from the licensing of digital watermarking products and related authentication services. The Company’s revenue recognition policy follows SEC Staff Accounting Bulletin (“SAB”) No. 104 Revenue Recognition, SOP No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Modification of SOP No. 97-2, Software Recognition, With Respect to Certain Transactions, SOP 81-1 Accounting for the Performance of Construction Type and Certain Production-Type Contracts, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment (Revised 2004), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options and employee stock purchases under a stock purchase plan based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued SAB No. 107 relating to application of SFAS 123(R). The Company has applied the provisions of SAB 107 in the adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of its 2006 fiscal year. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for periods prior to fiscal year 2006 have not been restated to reflect this change.

Upon adoption of SFAS 123(R), the Company continued to use the Black-Scholes option pricing model as its method of valuation for stock-based awards. The Company’s determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, our expected stock price volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with SFAS 123(R) and SAB 107, the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

Prior to January 1, 2006, the Company applied the recognition and measurement principles of APB 25 and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25, as allowed by SFAS 123 and FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. Under APB 25, stock-based compensation expense is recognized for stock awards granted with an exercise price below fair market value on the date of grant.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amount expected to be realized.

(2) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective the first fiscal year beginning after November 15, 2007. The Company is currently assessing the potential impact that adoption of this standard will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Option for the Financial Assets and Financial Liabilities, which permits entities to choose to measure certain financial assets and liabilities at fair value. SFAS No. 159 is effective the first fiscal year beginning after November 15, 2007. The Company has not determined whether it will adopt the fair value option method permitted by SFAS No. 159.

(3) Revenue Recognition

Certain customer arrangements encompass multiple deliverables, such as software, hardware sales, consumables sales, maintenance fees, and software development fees. The Company accounts for these arrangements in accordance with EITF Issue No. 00-21. If the deliverables meet the criteria in EITF Issue No. 00-21, the deliverables are divided into separate units of accounting and revenue is allocated to the deliverables based on their relative fair values. The criteria specified in EITF Issue No. 00-21 are as follows (i) the delivered item has value to the customer on a stand-alone basis, (ii) there is objective and reliable evidence of the fair value of the undelivered item, and (iii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. For our purposes, fair value is generally defined as the price at which a customer could purchase each of the elements independently from other vendors or as the price that the Company has sold the element separately to another customer. Management applies judgment to ensure appropriate application of EITF Issue No. 00-21, including value allocation among multiple deliverables, determination of whether undelivered elements are essential to the functionality of delivered elements and timing of revenue recognition, among others. Revenue is recognized in accordance with SAB 104 when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collection is probable.

AICPA SOP No. 98-9 requires that revenue be recognized using the “residual method” in circumstances when vendor specific objective evidence (“VSOE”) exists only for undelivered elements. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of AICPA SOP No. 97-2, and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

Applicable revenue recognition criteria is considered separately for each separate unit of accounting as follows:

•

Revenue from the Company’s government-issued credential systems is generally billed and recognized on a per card produced basis. The Company recognizes revenue on these contracts based on the actual monthly production, if available, and in limited situations on estimated volume information. When actual production information becomes available, typically within one month, the Company bills the customer accordingly and any differences from the estimates are recognized in the month the billing occurs. Differences to date have not been significant.

•

Revenue related to an enhancement of, or upgrade to, an existing system is deferred and recognized over the remaining life of the contract, unless VSOE can be established for the delivered items, title passes to those items and all obligations are completed in which case we recognize revenue at acceptance.

•

Revenue for sales of consumables and equipment not related to a driver license production contract is recognized when the products have been shipped, ownership has been transferred, evidence of an arrangement exists, the sales price is fixed and determinable, and collectibility is reasonably assured. When significant obligations remain after products are delivered, such as for system integration or customer acceptance, revenue and related costs are deferred until such obligations are fulfilled.

•

Revenue from professional service arrangements is generally determined based on time and material or a cost plus a profit margin measure. Revenue for professional services is recognized as the services are performed. Progress towards completion is measured using costs incurred compared to the budgeted amounts contained in the contract. Losses on contracts, if any, are provided for in the period in which the loss becomes determinable. Billing for services rendered generally occurs within one month following when the services are provided.

•

Maintenance revenue is recognized when the maintenance amounts owed to the Company have been earned, are determinable, and collection is probable. Maintenance contracts are, at times, paid in advance and revenue is recognized ratably on a straight-line basis over the term of the service period.

•

Royalty revenue is recognized when the royalty amounts owed to the Company have been earned, are determinable, and collection is probable. Subscriptions are paid in advance and revenue is recognized ratably over the term of the subscription. These revenues include the licensing of digital watermarking products and services for use in authenticating documents, detecting fraudulent documents and deterring unauthorized duplication or alteration of high-value documents, for use in communicating copyright, asset management and business-to-business image commerce solutions, and for use in connecting analog media to a digital environment.

•

Software revenue is recognized in accordance with AICPA SOP No. 97-2, as amended by AICPA SOP No. 98-9. Revenue for licenses of the Company’s software products is recognized upon the Company meeting the following criteria: persuasive evidence of an arrangement exists; delivery has occurred; the vendor’s fee is fixed or determinable; and collectibility is probable. Software revenue is recognized over the term of the license or upon delivery and acceptance if the Company grants a perpetual license with no further obligations.

•	The Company records revenue from certain customers upon cash receipt as a result of collectibility not being reasonably assured.
•	Revenue earned which has not been invoiced is classified as unbilled trade receivables, which is included in the balance of trade accounts receivable, net in the consolidated balance sheets.
•	Deferred revenue consists of payments received in advance for professional services, subscriptions and hardware for which revenue has not been earned.

(4) Segment Information

Geographic Information

The Company derives its revenue from a single reporting segment: secure identification and media management solutions. Revenue is generated in this segment through licensing and subscription of its various products and the delivery of contracted and consulting services related to these products. The Company markets its products in the U.S. and in non-U.S. countries through its sales personnel and its subsidiaries. The Company’s management evaluates resource allocation decisions and the performance of the Company based upon revenue by the geographic regions of the segment and does not receive discrete financial information about asset allocation and expense allocation on a disaggregated basis.

Information regarding geographic areas for the years ended December 31 is as follows:

	Years Ended December 31,
Revenue:	2007	2006	2005
U.S.	$87,610	$83,161	$80,119
International	22,154	21,086	20,934
	$109,764	$104,247	$101,053

Revenue is attributed to countries based on the location of the identifiable customers.

	December 31,
Long-lived tangible assets:	2007	2006
U.S	$59,609	$55,690
International	6,668	6,208
	$66,277	$61,898

	December 31,
Intangible assets, net:	2007	2006
U.S	$12,720	$14,285
International	742	1,089
	$13,462	$15,374

Major Customers

No single customer accounted for 10% or more of the Company’s revenues for the years ended December 31, 2007 or 2005. There was one customer that accounted for slightly over 10% of the Company’s revenues for the year ended December 31, 2006.

(5) Stock-Based Compensation

Stock-based compensation includes expense charges for all stock-based awards to employees and directors. Such awards include option grants, restricted stock awards, and shares expected to be purchased under an employee stock purchase plan.

Stock-based compensation recognized in the Company’s consolidated financial statements in the year ended December 31, 2007 and 2006 is based on the value of the portion of the stock-based award that vested during the period, adjusted for expected forfeitures for stock-based awards granted prior to, but not fully vested as of, December 31, 2005 and stock-based awards granted subsequent to December 31, 2005. The compensation cost for awards granted prior to January 1, 2006 is based on the grant date fair value estimated in accordance with the pro forma provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, while awards granted on or after January 1, 2006 follow the provisions of SFAS 123(R) to determine the grant date fair value and compensation cost. Compensation cost for all stock-based awards is recognized using the straight-line method.

Determining Fair Value Under SFAS 123(R)

Stock Options

Valuation and Amortization Method. The Company estimates the fair value of stock-based awards granted using the Black-Scholes option valuation model. The Company amortizes the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Expected Life. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and pre-vesting and post-vesting forfeitures. Stock options granted during the years ended December 31, 2007, 2006 and 2005 generally vest over four years and have contractual terms of ten years.

Expected Volatility. The Company estimates the volatility of its common stock at the date of grant based on the historical volatility of its common stock using the Black-Scholes option valuation model based on historical stock prices over the most recent period commensurate with the estimated expected life of the award. This historical period excludes portions of time when unusual transactions occurred, such as a significant acquisition.

Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term approximately equal to the expected life of the award.

Expected Dividend Yield. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

Expected Forfeitures. The Company uses relevant historical data to estimate pre-vesting option forfeitures. The Company records stock-based compensation only for those awards that are expected to vest.

A summary of the weighted average assumptions and results for options granted during the periods presented is as follows:

	Year Ended December 31,
	2007	2006	2005
Expected life (in years)	5.8	6.0	4.0
Expected volatility	44%	53%	50%
Risk-free interest rate	4.7%	4.7%	4.5%
Expected dividend yield	0%	0%	0%
Expected forfeiture rate	16%	14%	20%
Fair value	$4.38	$3.62	$2.85

Employee Stock Purchase Plans

The Company also recognizes stock-based compensation in connection with its 1999 Employee Stock Purchase Plan. The plan, as amended on November 2, 2006, allowed employees to purchase shares of Digimarc common stock through payroll deductions of up to 15% of their base compensation during each three-month plan period, up to a maximum deduction of $5.3 for each plan period, not to exceed $21 per year. The three-month plan periods begin December 1, March 1, June 1 and September 1. The price an employee paid for the shares was 85% of the lower of (i) the fair market value of Digimarc common stock at the beginning of the plan period or (ii) the fair market value at the end of the plan period. There were 119,143 and 52,957 shares purchased under the Company’s stock purchase plan during the year ended December 31, 2007 and 2006, respectively.

The previous plan was suspended effective June 1, 2006, which was slightly different than the amended plan. This previous plan included two six-month plan periods and allowed a maximum deduction of $10.6 for each plan period. The six-month plan periods began June 1 and December 1.

Restricted Stock and Performance Vesting Shares

The Compensation Committee of the Board of Directors awarded restricted stock shares under the Company’s 1999 Stock Incentive Plan, as amended, to certain officers, employees and directors. The shares subject to the restricted stock awards vest over a certain period, usually one to four years, following the date of the grant. In addition, the Compensation Committee awarded performance vesting shares under the 1999 Stock Incentive Plan, as amended, to certain officers and employees. The performance vesting shares vest in full (or terminate) based on the achievement of specified market based considerations. Specific terms of the restricted stock awards and performance vesting share awards are governed by restricted stock agreements and performance vesting share agreements between the Company and the award recipients.

The fair value of restricted stock awards granted is based on the fair market value of the Company’s common stock on the date of the grant (measurement date), and is recognized over the vesting period of the related restricted stock using the straight-line method.

The fair value of market based, performance vesting share awards granted is calculated using a Monte Carlo valuation model that results in a factor applied to the fair market value of the Company’s common stock on the date of the grant (measurement date), and is recognized over the derived service period, which is shorter than the performance period, using the straight-line method. If the market condition is met prior to completion of the derived service period, all remaining expense is immediately recognized in the period the awards vest. Expense for market based awards is recognized if the employee completes the derived service period, regardless of whether the market condition is met.

Stock-based Compensation Under SFAS 123(R)

The following table summarizes stock-based compensation expense related to stock-based awards under SFAS 123(R) for the year ended December 31, 2007 and 2006, which was incurred as follows (in thousands):

	Year Ended December 31,
	2007	2006
Stock-based compensation:
Cost of revenue	$463	$281
Sales and marketing	615	509
Research, development and engineering	365	325
General and administrative	2,451	1,863
Intellectual property	51	35
Total stock-based compensation	$3,945	$3,013

At December 31, 2007 and 2006, the Company had 1.2 million and 1.5 million non-vested stock options that had a weighted average grant date price of $7.35 and $6.39, respectively. As of December 31, 2007 and 2006, the Company had $7.3 million and $6.6 million, respectively, of total unrecognized compensation cost related to non-vested stock-based awards granted under all equity compensation plans, including options, restricted stock, and employee stock purchase plan. Total unrecognized compensation cost will be adjusted for any future changes in estimated forfeitures. The Company expects to recognize this cost over a weighted average period of 1.49 years and 1.73 years at December 31, 2007 and 2006, respectively.

Pro Forma Information Under SFAS 123 and APB 25

Prior to the fiscal year ending December 31, 2006, the Company accounted for stock-based compensation plans using the intrinsic value method prescribed in APB 25 and related interpretations. No stock-based compensation related to option grants or the employee stock purchase plan was reflected in net loss in the year ended December 31, 2005 as all stock options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company’s net loss and basic and diluted net loss per share for the year ended December 31, 2005 would have been changed to the pro forma amounts indicated below:

Year Ended December 31, 2005
Net income (loss), as reported	$(23,097)
Add: Stock-based compensation expense determined under the intrinsic value method	506
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(7,170)
Pro forma net loss	$(29,761)
Earnings per share:
Basic—as reported	$(1.13)
Diluted—as reported	$(1.13)
Basic—pro forma	$(1.45)
Diluted—pro forma	$(1.45)

On December 15, 2005, the Board of Directors of the Company approved the acceleration of vesting of the Company’s outstanding stock options with option exercise prices equal to or greater than $9.00. The acceleration applied to all options outstanding as of December 31, 2005 under the Company’s Restated 1999 Stock Incentive Plan and 2000 Non-Officer Employee Stock Incentive Plan, except for options held by members of the Company’s Board of Directors. Options to purchase 422,248 shares of the Company’s common stock, or 6% of the Company’s total outstanding options, with a weighted average exercise price of $11.51 and varying remaining vesting schedules, were subject to this acceleration and became immediately vested and exercisable as of December 31, 2005. Of these 422,248 options, 120,972 options are held by the Company’s executive officers.

As a result of this acceleration, the Company reduced its exposure to the effects of SFAS 123(R) by approximately $1.4 million for fiscal years 2006 through 2009. No additional compensation expense was recorded in the statement of operations as the options that were accelerated had an exercise price greater than the fair market value of the shares underlying the options on the date of the modification.

Information regarding deferred stock compensation expense and information related to the assumptions used in the above calculations is further described in Note 11.

(6) Net Income (Loss) Per Share

Net income (loss) per share is calculated in accordance with SFAS No. 128, Earnings per Share, which provides that basic and diluted net income (loss) per share for all periods presented are to be computed using the weighted average number of common shares outstanding during each period, with diluted net income per share including the effect of potentially dilutive common shares.

	Year Ended December 31, 2007			Year Ended December 31, 2006			Year Ended December 31, 2005
	Income (000’s) (Numerator)	Shares (000’s) (Denominator)	Per Share Amount	Income (000’s) (Numerator)	Shares (000’s) (Denominator)	Per Share Amount	Income (000’s) (Numerator)	Shares (000’s) (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$(445)	20,982	$(0.02)	$(11,740)	20,649	$(0.57)	$(23,097)	20,485	$(1.13)
Effect of Dilutive Securities
Options		—			—			—
Restricted stock and performance vesting shares		—			—			—
Diluted EPS
Income available to common stockholders	$(445)	20,982	$(0.02)	$(11,740)	20,649	$(0.57)	$(23,097)	20,485	$(1.13)

Common stock equivalents related to stock options and warrants of 4,144,695, 4,924,625 and 6,203,114 were excluded from diluted net income per share calculations for 2007, 2006 and 2005, respectively, as their exercise price was higher than the average market price of the underlying common stock for the period. Common stock equivalents related to stock options and warrants of 462,630, 875,579 and 425,249 are antidilutive in a net loss year and, therefore, are not included in 2007, 2006 and 2005 diluted net loss per share, respectively.

(7) Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Revenue earned which has not been invoiced as of the balance sheet date is classified as unbilled trade receivables in the consolidated balance sheets.

	2007	2006
Billed trade receivables, net	$12,396	$8,804
Unbilled trade receivables	6,102	5,599
Trade accounts receivable, net	$18,498	$14,403

Trade accounts receivable, net includes $3,060 and $2,195 at December 31, 2007 and 2006, respectively, of deferred revenue, billed in accordance with the provisions of the contracts with the Company’s customers.

Allowance for doubtful accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience and current information. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

	2007	2006	2005
Balance—beginning of period	$186	$341	$316
Provision (recovery)	1	(38)	184
Charge offs	—	(117)	(159)
Balance—end of period	$187	$186	$341

Major Customers

No single customer accounted for more than 10% of trade and unbilled accounts receivable, net at December 31, 2007 and at December 31, 2006.

(8) Inventory and Reserve for Slow Moving and Obsolete Inventory

Inventory

Inventory consists primarily of the consumable materials used to manufacture identification cards, such as inks, laminates, and adhesives (considered raw material), equipment held for sale (considered finished goods) and deferred contract costs (considered either finished goods or in-process). Inventories are valued on a first-in, first-out basis at the lower of cost or market value (net realizable value).

	2007	2006
Equipment and deferred contract costs	$1,213	$1,046
Consumable materials, net	6,103	5,554
Inventory, net	$7,316	$6,600

Reserve for slow moving and obsolete inventory

The reserve for slow moving and obsolete consumable materials was $138 and $100 at December 31, 2007 and 2006, respectively. While the Company does not currently expect to be able to sell or otherwise use the reserved inventory it has on hand based upon its forecast and backlog, it is possible that one or more customers will decide in the future to purchase a portion of the reserved inventory.

The Company records a provision for excess and obsolete inventory based on changes in market conditions, sales orders, expected sales volumes, and technology advances. The provision was recorded in the period the circumstances occurred or were identified.

	2007	2006	2005
Balance—beginning of period	$100	$240	$271
Provision (recovery)	64	(62)	288
Charge offs	(26)	(78)	(319)
Balance—end of period	$138	$100	$240

(9) Property and Equipment

Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital lease obligations are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. Repairs and maintenance are charged to expense when incurred.

Depreciation on property and equipment is calculated by the straight-line method over the estimated useful lives of the assets, generally two to seven years. Property and equipment held under capital leases are amortized by the straight-line method over the shorter of the lease term or the estimated useful life. Amortization of property and equipment under capital lease is included in depreciation expense. Assets specifically used to provide services under long-term contracts are depreciated over the shorter of the original contract term plus 2.75 years or estimated useful life.

	December 31,
	2007	2006
Office furniture and equipment	$10,462	$8,686
Production equipment	120,700	104,053
Leasehold improvements	1,870	1,816
	133,032	114,555
Less accumulated depreciation and amortization	(66,755)	(52,657)
	$66,277	$61,898

Property and equipment additions for the years ended December 31, 2007, 2006 and 2005 totaled $19,025, $11,048 and $15,761, respectively, including capitalized labor of $5,009, $3,882 and $7,932, respectively.

Leases

The Company leases certain computers and office equipment under long-term capital leases, which expire over the next 48 months. The cost of these assets was $3,674 and $2,398 at December 31, 2007 and 2006, respectively, and accumulated amortization was $2,056 and $1,303 at December 31, 2007 and 2006, respectively.

Future minimum lease payments under non-cancelable operating leases and the present value of future minimum capital lease payments are as follows:

Year ending December 31:	Capital Leases	Operating Leases
2008	$674	$2,354
2009	587	2,228
2010	386	1,596
2011	77	606
2012	18	—
Thereafter	—	—
Total minimum lease payments	1,742	$6,784
Less amount representing interest	(195)
Net obligation under capital leases	1,547
Less current portion	(570)
Non-current portion	$977

Rent expense on the operating leases for the years ended December 31, 2007, 2006 and 2005 totaled $2,628, $2,516 and $2,546, respectively.

(10) Intangible Assets

Intangible assets relate to the value of customer relationships acquired when the Company purchased certain assets of Polaroid and other technology and intellectual property rights. Customer relationships are generally being amortized on a straight-line basis over an estimated useful life of 12 years and the other technology and intellectual property rights are being amortized over an estimated useful life of three to five years. The useful life of the individual asset is evaluated and adjusted when warranted by changes in the contractual arrangement or other evidence indicates a change in useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

	2007	2006
Gross intangible assets	$28,192	$29,946
Accumulated amortization	(14,730)	(14,572)
Intangible assets, net	$13,462	$15,374

The estimated amortization of intangibles over the next five years is as follows:

	2008	2009	2010	2011	2012
Amortization of intangibles	$1,598	$1,501	$1,501	$1,501	$1,501

(11) Stockholders’ Equity

Common Stock

In November 2004, the Board of Directors authorized and declared a dividend of one right for each outstanding share of common stock to stockholders of record at the close of business on November 29, 2004, and authorized the issuance of one right for each share of common stock issued by Digimarc under certain circumstances in the future. Each right entitles the registered holder, subject to the terms of the Rights Agreement between us and the rights agent, to purchase from us one one-hundredth of a share (a unit) of Series A Preferred Stock, par value $0.001 per share, at a purchase price of $100.00 per unit, under circumstances described in the Rights Agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business November 16, 2014 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends. The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of beneficial ownership of 15% or more of Digimarc’s outstanding common stock, subject to prior redemption or exchange and subject to exceptions specified in the Rights Agreement, including an exception for certain existing large shareholders that have historically held ownership positions in excess of 15%. Subject to these exceptions, once a person or group acquires beneficial ownership of 15% or more of Digimarc’s outstanding common stock, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A preferred stock or, at Digimarc’s option, shares of common stock or cash, property or other securities of our company having a market value equal to twice the then-current purchase price, subject to terms and conditions of the Rights Agreement.

Restricted Stock and Performance Vesting Shares

The Compensation Committee of the Board of Directors awarded restricted stock shares under the Company’s 1999 Stock Incentive Plan, as amended, to certain officers, employees and directors. The shares subject to the restricted stock awards will vest over a certain period, usually one to four years, following the date of the grant. In addition, the Compensation Committee awarded performance vesting shares under the 1999 Stock Incentive Plan, as amended, to certain executive officers and employees. The performance vesting shares will vest in full (or terminate) based on the achievement of specified performance goals. Specific terms of the restricted stock awards and performance vesting share awards are governed by Restricted Stock Agreements and Performance Vesting Share Agreements between the Company and the award recipients. Copies of the forms of these agreements have been filed with the SEC and are listed in the Exhibit Index of this report as Exhibits 10.15 and 10.21, respectively.

The Deferred Stock Compensation balance of $1,519 at December 31, 2005 has been reclassed to Additional Paid-in Capital in accordance with SFAS 123(R) along with the restricted stock and performance vesting share awards during the year ended December 31, 2006.

The following table details the number of shares granted each year as restricted stock and performance vesting share awards:

Date	Number of Restricted Shares	Number of Performance Vesting Shares
2005	270,000	—
2006	177,365	135,000
2007	211,990	97,500

The following table reconciles the unvested balance of restricted and performance vesting shares:

Number of Shares
Unvested balance, December 31, 2004	—
Granted	270,000
Vested	(67,500)
Canceled	—
Unvested balance, December 31, 2005	202,500
Granted	312,365
Vested	(67,500)
Canceled	(3,333)
Unvested balance, December 31, 2006	444,032
Granted	309,490
Vested	(129,940)
Canceled	(68,629)
Unvested balance, December 31, 2007	554,953

Stock Compensation

In 2007, 2006 and 2005, stock-based compensation expense includes restricted stock granted during the year, is based on the fair market value of the Company’s common stock on the date the restricted stock was granted (measurement date), and is being recognized over the vesting period of the related restricted stock using the straight-line method. For the year ended December 31, 2007, 2006 and 2005, $1,825, $865 and $506, respectively, of stock-based compensation expense related to restricted stock was recorded.

Stock Incentive Plan

In October 1995, the 1995 Stock Incentive Plan, subsequently amended (the “1995 Plan”), was approved by the Company’s Board of Directors. Under the terms of the 1995 Plan, the Board of Directors is authorized to grant incentive stock options, non-qualified stock options and restricted stock to officers, directors, employees or consultants. Prices for all options or stock granted under the 1995 Plan are determined by the Board of Directors. Option prices for incentive stock options are set at not less than the fair market value of the common stock at the date of grant. Options vest over periods determined by the Board of Directors, generally four years. Options are contingent upon continued employment with the Company and, unless otherwise specified, expire ten years from the date of grant. The Company has reserved 2,800,000 shares of its common stock for issuance under the 1995 Plan.

In October 1999, the 1999 Stock Incentive Plan, subsequently amended and restated (the “1999 Plan”) was approved by the Company’s Board of Directors. The Company initially reserved 1,500,000 shares of its common stock for issuance under the 1999 Plan. Upon completion of the Company’s initial public offering, shares available for grant from the 1995 Plan were transferred to the 1999 Plan. Since adoption, the Company has reserved an additional 14,000,324 shares of its common stock for issuance under the 1999 Plan bringing the total reserved under the 1999 plan to 15,500,324 shares, and the total reserved under the 1995 Plan and the 1999 Plan combined to 18,300,324 shares. The exercise price and term of options granted under the 1999 Plan are determined by the Company’s Board of Directors or by a committee they designate.

As part of the 1999 Plan, the Company adopted the 1999 Non-Employee Director Option Program (the “Director Plan”), which is administered under the 1999 Plan. Under the Director Plan, an automatic option grant to acquire 10,000 shares will be given to each non-employee director then-existing or first elected to the Company’s Board of Directors which vest in three annual increments on the anniversary date of the grant date. Additionally, an annual option grant of 10,000 shares is given to each non-employee director on the date of the Company’s annual stockholders’ meeting if certain conditions are met. These options vest on the first anniversary of the grant date. The exercise price of the options under the Director Plan is the fair market value on the date of grant. In 2002, the Director Plan was further amended to allow for 20,000 shares to be granted to non-employee directors elected or appointed to the Board of Directors for the first time on or after March 29, 2002. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock options will be fully exercisable three years after the grant date. Upon the date of each annual stockholders meeting, each non-employee director who has been a member of the Company’s Board of Directors for at least six months prior to the date of the stockholders meeting will receive an automatic grant of options to acquire 12,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock options will be fully exercisable one year after the grant date. The Director Plan was also amended to allow for the grant of options exercisable for 3,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the date of grant to each non-employee director who serves as a member of a committee of the Board of Directors immediately following each annual meeting of the Company’s stockholders, provided such non-employee director has been a member of the Company’s Board of Directors for at least six months prior to the date of the stockholders meeting.

These stock options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock options will be fully exercisable one year after the date of grant. The Director Plan was amended on April 17, 2003 to clarify that committee-related option grants were to be made to non-employee directors serving only on “standing committees” of the Board of Directors. The Director Plan was also amended on May 2, 2003 to eliminate the requirement that a non-employee director must have been a member of the Company’s Board of Directors for at least six months prior to the date of the stockholders meeting in order to receive a committee-related option grant. The Director Plan was further amended on March 10, 2004 to provide that the Board of Directors may waive the issuance of option grants under the Director Plan, in whole or in part, for any particular year. The Board of Directors determined not to grant an option to purchase 3,000 shares of common stock to directors in 2007, 2006 and 2005 under the Director Plan for service on each standing committee of the Board of Directors.

The Director Plan was amended on May 2, 2007 to provide for a change to the equity compensation awards for non-employee directors effective at the Company’s 2007 Annual Meeting of Shareholders. Under these amendments, the annual option grant remained the same at 6,000 shares and the annual restricted stock grant was increased to 3,000 shares. Annual restricted stock awards are subject to a forfeiture restriction that lapses as to 100% of the shares subject to the stock award one year after the grant date. The Board continues to have discretion to elect not to make the automatic annual option and restricted stock grants to continuing Board members and standing committee members.

In June 2000, the 2000 Non-Officer Employee Stock Incentive Plan (the “2000 Plan”) was approved by the Company’s Board of Directors. The Company initially reserved 275,000 shares of its common stock for issuance under the 2000 Plan. Options from the 2000 Plan cannot be granted to officers or directors of the Company. The exercise price and term of options granted under the 2000 Plan are determined by the Company’s Board of Directors or by a committee they designate. The exercise price is generally set at the fair market value of the stock on the date of grant. Options under the 2000 Plan generally vest over four years.

Transactions involving the stock incentive plans are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, December 31, 2004	6,836,180	$16.33
Granted	1,257,850	6.35
Exercised	(22,795)	2.23
Canceled	(702,599)	15.62
Options outstanding, December 31, 2005	7,368,636	14.74
Granted	1,246,160	6.52
Exercised	(44,584)	4.51
Canceled	(1,524,461)	13.26
Options outstanding, December 31, 2006	7,045,751	13.67
Granted	591,125	9.08
Exercised	(325,709)	4.99
Canceled	(619,442)	14.44
Options outstanding, December 31, 2007	6,691,725	$13.61

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Remaining Contractual Life (Years)	Weighted Average Price	Number of Shares	Weighted Average Price
$ 0.50 - $ 5.96	672,700	7.48	$5.50	408,735	$5.27
$ 6.00 - $ 6.15	428,896	7.45	$6.06	265,863	$6.05
$ 6.16 - $ 6.99	436,913	8.20	$6.50	173,573	$6.53
$ 7.11 - $ 8.99	759,290	8.07	$8.43	362,869	$8.30
$ 9.00 - $12.23	941,884	6.77	$10.80	790,926	$11.02
$12.40 - $13.25	534,800	5.07	$12.82	534,800	$12.82
$13.38 - $14.13	718,500	3.17	$14.06	718,500	$14.06
$14.40 - $15.24	530,280	4.97	$15.10	530,280	$15.10
$15.25 - $17.00	633,812	4.94	$16.25	633,812	$16.25
$17.88 - $26.25	703,400	3.39	$21.18	703,400	$21.18
$27.50 - $53.94	331,250	2.18	$45.98	331,250	$45.98
$ 0.50 - $53.94	6,691,725	5.70	$13.61	5,454,008	$15.04

At December 31, 2007, the aggregate intrinsic value of outstanding and exercisable stock options was $4,728 and $2,776, respectively. The aggregate intrinsic value is based on our closing price of $8.82 on December 31, 2007, which would have been received by the optionees had all of the options with exercise prices less than $8.82 been exercised on that date.

At December 31, 2007, 7,539,148 shares were available for grant.

At December 31, 2006, 5,559,062 options were exercisable at a weighted average price of $15.62.

Employee Stock Purchase Plan

Under the 1999 Employee Stock Purchase Plan, subsequently amended and restated (the “Purchase Plan”), the Company has authorized the issuance of 2,306,665 shares of common stock, 1,712,449 of which are available for purchase at December 31, 2007. The Purchase Plan allows eligible employees to purchase the Company’s common stock through payroll deductions, which may not exceed 15% of an employee’s base compensation, up to a maximum deduction of $10.6 per each plan period, not to exceed $21 per year. Plan periods were generally from December 1 to May 31 and from June 1 to November 30. The price an employee paid for the shares was 85% of the lower of (i) the fair market value of Digimarc common stock at the beginning of the plan period or (ii) the fair market value at the end of the plan period. The plan was suspended effective June 1, 2006.

An amended plan was reinstated effective November 2, 2006 which slightly modified the earlier plan. The changes included changing the plan periods from six to three months and the maximum deduction to $5.3 for each plan period. The three-month plan periods begin December 1, March 1, June 1 and September 1.

(12) Defined Contribution Pension Plan

The Company sponsors an employee savings plan (the “Plan”) which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to participate in the Plan at the beginning of the following quarter after the employees’ hire date. Employees may contribute up to 20% of their pay to the Plan, subject to the limitations of the Internal Revenue Code. Company matching contributions are discretionary. For the years ended December 31, 2007, 2006 and 2005, the Company made discretionary matching contributions in the aggregate amount of $598, $491 and $479, respectively.

(13) Other Income (Expenses), Net

Other income (expense), net consists primarily of interest received and paid and foreign currency translation gain or loss.

	Year Ended December 31,
	2007	2006	2005
Other income (expense):
Interest income	$1,521	$1,391	$1,095
Interest expense	(112)	(93)	(203)
Foreign currency and other	296	289	(41)
Total other income, net	$1,705	$1,587	$851

(14) Income Taxes

Domestic and foreign pre-tax income (loss) is as follows:

	Year ended December 31,
	2007	2006	2005
Domestic	$(154)	$(10,892)	$(21,491)
Foreign	220	(643)	(1,258)
Total	$66	$(11,535)	$(22,749)

For the years ended December 31, 2007, 2006 and 2005, the Company was profitable in some foreign jurisdictions. Therefore, a provision for current foreign tax of $511, $205 and $348, respectively, was recorded. No provision was recorded for federal or state taxes. The reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2007	2006	2005
Income taxes computed at statutory rates	$22	$(3,922)	$(7,734)
Increases (decreases) resulting from:
State income taxes, net of federal tax benefit	84	(466)	(930)
Change in valuation allowance	(576)	3,671	8,220
Statutory stock option expense	463	493	—
Lobbying expenses	160	—	—
Amortization expenses	—	138	323
Other non-deductible	38	28	81
Generated research credits	(50)	—	—
Foreign rate differential and withholding tax, net of credits	270	250	169
Meals and entertainment	103	93	116
Other	(3)	(80)	103
Total	$511	$205	$348

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company’s deferred tax assets and deferred tax liabilities as of December 31 are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carry forwards	$43,926	$44,577
Research and experimentation credits	1,966	1,987
Accrued expenses and allowances	531	1,327
Deferred revenue	3,150	2,694
Deferred compensation	966	586
Foreign tax credit	331	331
Impairment of investments	192	192
Other	—	—
Total gross deferred tax assets	51,062	51,694
Less valuation allowance	(45,248)	(46,201)
Net deferred tax assets	$5,814	$5,493
Deferred tax liabilities:
Tax depreciation and amortization	$5,814	$5,493
Total deferred tax liabilities	5,814	5,493
Net deferred tax asset (liability)	$—	$—

The Company has recorded a full valuation allowance against deferred tax assets as it is more likely than not that deferred tax assets will not be recoverable. The net change in the total valuation allowance for the year ended December 31, 2007 and 2006 was a decrease of $953 and an increase of $4,376, respectively. Included in the valuation allowance at December 31, 2007 is $10,480 for deferred tax assets for which subsequently recognized tax benefits, if any, will be allocated to contributed capital.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), on January 1, 2007. The Company’s consolidated financial statements for 2007 reflect the impact of FIN 48, but the consolidated financial statements for 2006 have not been restated to reflect, and do not include, the impact of FIN 48.

As a result of the implementation of FIN 48, the Company recognized a $145 reduction in the Company’s net liability for uncertain tax positions previously recorded, which was accounted for as an adjustment to the January 1, 2007 retained earnings balance. As part of the FIN 48 implementation, the Company adopted a policy to record accrued interest and penalties associated with uncertain tax positions in income tax expense in the accompanying consolidated statements of operations. On initial adoption of FIN 48, the Company recognized an additional $52 of accrued interest and penalties associated with uncertain tax positions in prior years, which reduced the overall adjustment to the January 1, 2007 retained earnings.

A summary reconciliation of the Company’s uncertain tax positions is listed below:

Balance at January 1, 2007	145
Addition for 2007 current year tax positions	6
Reduction for prior year positions resolved during 2007	(73)
Ending balance at December 31, 2007	$78

The Company’s tax years for its foreign jurisdictions are subject to review for up to seven years after filing tax returns. Federal, state and foreign loss carry-forwards and credits can generally be adjusted by taxing authorities at any time in the future. The entire amount of the uncertain tax positions if recognized would affect the effective tax rate however no material adjustments to the liability for uncertain tax positions are anticipated in the next twelve months.

At December 31, 2007, the Company had net operating loss carry-forwards of approximately $114,600 to offset against future income for foreign, federal and state tax purposes, and research and experimentation credits of approximately $2,000. These carryforwards expire through 2027. Approximately $27,319 of the net operating loss carry-forward will be allocated to contributed capital if subsequently recognized.

Section 382 of the Internal Revenue Code imposes a limitation on the utilization of net operating losses and research and experimentation credits when there is a change of more than 50% in ownership of the Company in a three year period. The Company believes it has had several such changes since 1996. Utilization of the NOL and R&D credit carry-forwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions.

United States taxes have not been provided on undistributed earnings of international subsidiaries. The Company’s intention is to reinvest these earnings and repatriate only when it is tax efficient to do so. Accordingly, the Company believes no federal or state tax will be incurred upon repatriation.

(15) Commitments and Contingencies

Litigation

Beginning in September 2004, three purported class action lawsuits were filed in the U.S. District Court for the District of Oregon against the Company and certain of its current and former directors and officers on behalf of purchasers of the Company’s securities during the period April 17, 2002 to July 28, 2004. These lawsuits were later consolidated into one action for all purposes. The amended complaint, which sought unspecified damages, asserted claims under the federal securities laws relating to the Company’s restatement of its financial statements for 2003 and the first two quarters of 2004 and alleged that the Company issued false and misleading financial statements and issued misleading public statements about the Company’s operations and prospects. On August 4, 2006, the court granted the Company’s motion to dismiss the lawsuit with prejudice and entered judgment in the Company’s favor. Plaintiffs have filed a notice of appeal in the Ninth Circuit Court of Appeals. The appeal was stayed pending the recent U.S. Supreme Court’s determination in another case of issues relating to the Private Securities Litigation Reform Act, and briefing is scheduled to be completed by the end of the year. The Company anticipates oral argument and a decision in 2008. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate timing or outcome of the matter.

On or about October 19, 2004, two purported shareholder derivative lawsuits were filed against certain of the Company’s officers and directors, naming the Company as a nominal defendant, in the Superior Court of the State of California for the County of San Luis Obispo. These lawsuits were consolidated into one action for all purposes on March 14, 2005. This suit claims that certain of these officers and directors breached their fiduciary duties to the Company’s shareholders and to the Company. The complaint is derivative in nature and does not seek relief from the Company. The Board of Directors appointed an independent committee to investigate the claims asserted in this derivative lawsuit. On July 19, 2005, the court granted the Company’s motion to stay these consolidated actions in favor of a shareholder derivative action to be filed by plaintiffs in the Circuit Court of the State of Oregon for the County of Washington. On August 25, 2005, the California plaintiffs filed two new derivative lawsuits in the United States District Court for the District of Oregon. On October 17, 2005, defendants filed a motion to dismiss these complaints for lack of subject matter jurisdiction and failure to state a claim. In May of 2006, the Board committee, after completing its investigation, concluded that pursuit of the allegations would not be in the best interests of Digimarc or its shareholders. On August 24, 2006, the court granted defendants’ motion and dismissed the lawsuit with prejudice. Plaintiffs filed a notice of appeal on September 22, 2006. The briefs to the Ninth Circuit were completed in June, and the Company anticipates oral argument and a decision in 2008. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate timing or outcome of the matter.

Beginning in May 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming approximately 300 companies, including Digimarc, certain of its officers and directors, and certain underwriters of the Company’s initial public offering as defendants. The complaints have since been consolidated into a single action, and a consolidated amended complaint was filed in April 2002. The amended complaint alleges, among other things, that the underwriters of the Company’s initial public offering violated securities laws by failing to disclose certain alleged compensation arrangements (such as undisclosed commissions or stock stabilization practices) in the Company’s initial public offering registration statement and by engaging in manipulative practices to artificially inflate the price of the Company’s stock in the after-market subsequent to the Company’s initial public offering. The Company and certain of its officers and directors are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933, and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the underwriters’ alleged compensation arrangements and manipulative practices. The complaint seeks unspecified damages. The individual officer and director defendants entered into tolling agreements and, pursuant to a court order dated October 9, 2002, were dismissed from the litigation without prejudice. Furthermore, in July 2002, the Company and the other defendants in the consolidated cases filed motions to dismiss the amended complaint for failure to state a claim. The motion to dismiss claims under Section 11 was denied as to virtually all the defendants in the consolidated actions, including the Company. The claims against the Company under Section 10(b), however, were dismissed. In June 2003, a committee of the Company’s board of directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. In June 2004, an agreement of settlement was submitted to the court for preliminary approval. The settlement would have provided, among other things, a release of the Company and of the individual defendants for the alleged wrongful conduct in the amended complaint in exchange for a guarantee from the Company’s insurers regarding recovery from the underwriter defendants and other consideration from the Company regarding its underwriters, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. The plaintiffs have continued to litigate against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus cases” rather than in all of the 310 cases that have been consolidated. The Company’s case is not one of these focus cases. On October 13, 2004, the district court certified the focus cases as class actions. The underwriter defendants appealed that ruling, and on December 5, 2006, the Court of Appeals for the Second Circuit reversed the district court’s class certification decision. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing. In light of the Second Circuit opinion, the Company has informed the district court that this settlement cannot be approved because the defined settlement class, like the litigation class, cannot be certified. The Company cannot predict whether the Company will be able to renegotiate a settlement that complies with the Second Circuit’s mandate. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the matter.

On October 10, 2007, a shareholder of the Company filed a lawsuit in the United States District Court for the Western District of Washington against several companies that acted as lead underwriters on the initial public offering of the Company. The complaint, which also named the Company as a nominal defendant but did not assert any claims against the Company, asserted claims against the underwriters under Section 16(b) of the Securities Exchange Act of 1934 for recovery of alleged short-swing profits on trades of the Company’s stock.

Certain of the Company’s product license and services agreements include an indemnification provision for claims from third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with SFAS No. 5, Accounting for Contingencies. To date, there have been no claims made under such indemnification provisions.

The Company is subject from time to time to other legal proceedings and claims arising in the ordinary course of business. Although the ultimate outcome of these matters cannot be determined, management believes that, as of December 31, 2007, the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. No accrual has been recorded because the amounts are not probable or reasonably estimatable in accordance with SFAS No. 5, Accounting for Contingencies.

Performance Bonds

Some governmental authorities require performance bonds that we are obligated to maintain during the life of the contract. Often, the terms of these bonds require that we obtain letters of credit to secure our obligations under the bonds. The letters of credit may in turn require us to maintain large restricted cash reserves as security, reducing our ability to use these funds for our other business purposes. Even with the availability of such cash reserve guarantees, we may not be able to obtain such performance bond underwriting at a favorable rate or at all. Our failure to be able to provide such performance bonds may preclude us from bidding on new government contracts or maintaining our existing contracts for their full terms. In addition, these performance bonds may provide for security interests covering our receivables or other assets, which could cause additional financing to be more difficult or more expensive to obtain. The size, nature and purpose of, and the risks and uncertainties associated with public sector contracts can potentially cause our results to fluctuate and anticipated revenue to decrease significantly.

(16) Related Party Transactions

During the quarter ended September 30, 2005, the Company entered into a relocation agreement with an executive officer. As part of the relocation package, the Company purchased the personal residence of that officer. The purchase price was based on independent appraisals and totaled $825. The Company has assumed all rights and obligations related to the residence. During the quarter ended March 31, 2006, the Company sold the personal residence to an unrelated third party for $710, resulting in a net loss of $115.

(17) Quarterly Financial Information—Unaudited

Quarter ended:	March 31	June 30	September 30	December 31
2007
Total revenue	$26,846	$27,364	$27,132	$28,422
Total cost of revenue	16,815	17,077	16,367	17,769
Gross profit	10,031	10,287	10,765	10,653
Sales and marketing	4,277	4,365	4,103	3,870
Research, development and engineering	2,042	1,883	1,691	1,707
General and administrative	4,098	3,809	3,724	3,978
Amortization of intangibles	500	509	451	532
Intellectual property	499	476	429	432
Restructuring charges, net	—	—	—	—
Operating income (loss)	(1,385)	(755)	367	134
Net income (loss)	(1,022)	(495)	772	300
Net income (loss) per share—basic	(0.05)	(0.02)	0.04	0.01
Net income (loss) per share—diluted	(0.05)	(0.02)	0.04	0.01
2006
Total revenue	$27,193	$24,907	$26,733	$25,414
Total cost of revenue	19,648	16,677	16,719	15,725
Gross profit	7,545	8,230	10,014	9,689
Sales and marketing	4,539	4,685	3,440	3,691
Research, development and engineering	3,236	2,994	2,158	1,881
General and administrative	5,210	4,172	3,684	4,418
Amortization of intangibles	573	550	537	511
Intellectual property	431	481	460	402
Restructuring charges, net	—	547	—	—
Operating income (loss)	(6,444)	(5,199)	(265)	(1,214)
Net income (loss)	(6,172)	(4,869)	213	(912)
Net income (loss) per share—basic	(0.30)	(0.24)	0.01	(0.04)
Net income (loss) per share—diluted	(0.30)	(0.24)	0.01	(0.04)
2005
Total revenue	$24,379	$24,753	$26,781	$25,140
Total cost of revenue	16,077	16,560	17,043	18,492
Gross profit	8,302	8,193	9,738	6,648
Sales and marketing	3,777	3,889	4,295	3,816
Research, development and engineering	2,908	3,428	3,199	3,596
General and administrative	5,497	5,521	4,852	5,654
Amortization of intangibles	811	1,339	1,147	738
Intellectual property	536	467	528	483
Restructuring charges, net	—	—	—	—
Operating income (loss)	(5,227)	(6,451)	(4,283)	(7,639)
Net income (loss)	(5,120)	(6,217)	(4,228)	(7,532)
Net income (loss) per share—basic	(0.25)	(0.30)	(0.21)	(0.37)
Net income (loss) per share—diluted	(0.25)	(0.30)	(0.21)	(0.37)